SUBSIDIARIES OF SLADE'S FERRY BANCORP


As of December 31, 1996, the Company had the following subsidiaries:


Name                                     State of Incorporation
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
Slade's Ferry Trust Company                  Massachusetts

Slade's Ferry Realty Trust*                  Massachusetts

Slade's Ferry Securities Corporation         Massachusetts


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<F*>   Subsidiary of Slade's Ferry Trust Company
